Exhibit 99.1

400 Collins Road NE Cedar Rapids, Iowa 52498

News Release

Rockwell Collins’ third quarter fiscal year 2007 earnings per share increase 23% to 86 cents; revenues grow 15% to $1.11 billion

•	Full year FY 2007 revenue and earnings per share guidance raised

CEDAR RAPIDS, Iowa (July 26, 2007) - Rockwell Collins, Inc. (NYSE: COL) today reported net income of $146 million for the third quarter of fiscal year 2007 ended on June 30, 2007, an increase of $25 million, or 21% over fiscal year 2006 third quarter net income of $121 million. Earnings per share improved 16 cents, or 23%, to 86 cents compared to earnings per share of 70 cents last year. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program.

Third quarter fiscal year 2007 sales increased $149 million, or 15%, to $1.113 billion compared to sales of $964 million a year ago. Organic revenue growth was $135 million, or 14%. Incremental sales from business acquisitions completed in fiscal year 2006, principally the Evans & Sutherland simulator visualization systems business (the E&S business) acquired in May 2006, contributed $14 million of the revenue growth.

Cash provided by operating activities for the first nine months of fiscal year 2007 totaled $298 million compared to the $313 million reported for the same period last year. The operating cash flow benefit of higher net income was more than offset by increases in working capital to support the company’s double-digit revenue growth, including initial investments related to new aircraft programs, as well as higher income tax payments and discretionary defined benefit pension plan contributions.

“Efficiently delivering on our customer commitments led to another quarter of excellent financial results as both Government and Commercial Systems delivered double-digit organic revenue growth and total segment operating margins approached 21%,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “In addition, the numerous program awards, new product introductions and product certifications announced during the quarter provide solid evidence of future growth potential.”

Commenting on the company’s full fiscal year 2007 outlook, Jones added, “Due to particularly strong commercial aerospace market conditions and better than anticipated third quarter Commercial Systems sales, we raised our expectations for full year Commercial Systems and total company revenues. Our continued success at winning new program positions coupled with spending on product line enhancements also led us to increase our forecast for full year research and development expenditures. Finally, the incremental earnings from the higher projected revenues, which more than offsets the impact of the higher R&D investment, has allowed us to lift our full year earnings guidance as well,” concluded Jones, noting that management is now targeting fiscal year 2007 earnings per share growth of about 25%; more than double the projected organic revenue growth rate of about 11%.

Following is a discussion of fiscal year 2007 third quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved third quarter sales of $568 million, an increase of $69 million, or 14%, compared to the $499 million reported for the same period last year. Organic revenues grew $60 million, or 12%, while incremental sales from acquired businesses, primarily the E&S business, contributed $9 million of the revenue growth.

Sales of defense electronics systems and products increased $40 million, or 12%, to $375 million. Incremental revenues from acquired businesses contributed $8 million of the sales growth while organic sales increased $32 million, or 10%. The increase in organic sales was primarily due to higher Defense Advanced GPS Receiver (DAGR) equipment sales and higher revenues from various rotary and fixed wing aircraft electronics systems programs. Defense communications sales increased $29 million, or 18%, to $193 million principally due to higher revenues from Joint Tactical Radio System (JTRS) and other networked communication development programs as well as higher ARC-210 radio hardware and development program revenues.

Government Systems’ third quarter operating earnings totaled $111 million, resulting in an operating margin of 19.5%, compared to operating earnings of $99 million, or an operating margin of 19.8%, for the same period last year. Operating earnings were higher as the positive impact of the higher sales, including a favorable contract termination settlement, productivity improvements, and lower retirement benefit costs were partially offset by higher incentive compensation costs. In addition, a slightly higher proportion of lower margin development program and acquired business revenues contributed to the nominal decline in operating margin.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved third quarter sales of $545 million, an increase of $80 million, or 17%, compared to sales of $465 million reported for the same period last year. Strong demand for new business and air transport aircraft and related aftermarket activities fueled a $75 million, or 16% increase in organic revenues.

Sales to airlines and aircraft original equipment manufacturers (OEMs) for new aircraft production increased $25 million, or 10%, to $274 million due to higher air transport and business jet avionics products and systems sales. Commercial Systems’ aftermarket revenues increased $55 million, or 25%, to $271 million. Incremental E&S business revenues accounted for $5 million, or 2 percentage points of the aftermarket growth while particularly strong growth in the areas of air transport avionics spares, resulting from initial sales of equipment for Boeing 787 simulators, as well as business and regional and air transport avionics service and support activities drove a $50 million, or 23% increase in organic aftermarket revenues.

Commercial Systems’ third quarter operating earnings increased $19 million to $119 million, delivering an operating margin of 21.8%, compared to operating earnings of $100 million, or an operating margin of 21.5%, for the same period a year ago. The increase in operating earnings and operating margin was primarily due to the positive impact of the higher sales, lower retirement benefit costs and productivity improvements, partially offset by higher research and development and incentive compensation costs.

Financial Highlights:

During the third quarter of fiscal year 2007, the company repurchased 1.6 million shares of its common stock at a total cost of $108 million. Total authorized share repurchases available beyond June 30, 2007 stand at $347 million.

During the third quarter of fiscal year 2007, the company paid dividends to shareholders totaling $27 million, or 16 cents per share on its common stock.

The company made a $75 million voluntary contribution to its U.S. defined benefit pension plan during the third quarter of fiscal year 2007. This compares to a $50 million voluntary contribution made to its U.S. defined benefit pension plan during the same period last year.

Fiscal Year 2007 Outlook

The company has adjusted certain elements of its full fiscal year 2007 financial guidance as follows:

-	Total company sales are expected to be about $4.35 billion (previously about $4.30 billion).
-	Commercial Systems’ full year sales are projected to increase by about 18% (previously in the range of 15% to 17%) over fiscal year 2006 sales.
-	Government Systems’ full year sales are projected to increase by about 8% (previously in the range of 7% to 9%) over fiscal year 2006 sales.
-	Earnings per share are expected to be about $3.40 (previously in the range of $3.30 to $3.40).
-	Research and development costs are expected to total about $815 million (previously about $800 million).

The following table is a complete summary of the company’s updated fiscal year 2007 financial guidance:

•	Total sales	about $4.35 billion

•	Segment sales growth:(1)
	- Government Systems(2)	about 8%
	- Commercial Systems(3)	about 18%

•	Segment operating margins:
	- Government Systems	about 20%
	- Commercial Systems	about 22.5%

•	Earnings per share(4)	about $3.40

•	Cash flow from operating activities(5)	about $600 million

•	Research and development costs	about $815 million

•	Capital expenditures	about $140 million

(1)	Projected growth rate over fiscal year 2006 actual segment sales.
(2)	Includes approximately 2 percentage points of revenue growth attributable to fiscal year 2006 business acquisitions, principally the E&S business.
(3)	Includes approximately 1 percentage point of growth from incremental E&S business revenues.
(4)	Based on a projected full year effective income tax rate of approximately 31.5%.
(5)	Includes a $75 million discretionary contribution to the company’s U.S. qualified defined benefit pension plan made in the fiscal year 2007 third quarter.

Business Highlights:

Numerous airlines and business and regional jet original equipment manufacturers selected Rockwell Collins Commercial Systems products and systems for installation on new and existing aircraft.

-	Air Berlin selected Rockwell Collins to provide its WXR-2100 MultiScan Hazard Detection™System, Multi-Mode Receiver and Passenger Address Unit for 85 new Boeing 737NG aircraft.

-	Air China selected a broad range of Rockwell Collins avionics, including the WXR-2100 MultiScan Hazard Detection System, for 25 new Boeing 737NG and 24 new Airbus A320/A321 aircraft.

-	Continental Airlines selected a comprehensive suite of Rockwell Collins avionics equipment, including the GLU-925 Multi-Mode Receiver (MMR), for 103 new Boeing 737NG and two new Boeing 777 aircraft.

-
GB Airways selected the company’s digital programmable audio video entertainment system (dPAVES®) in-flight entertainment system for seven A320/A321 aircraft, with the option for seven additional aircraft. The airline will be the dPAVES launch customer for this system introduced last September.

-	Lynx Aviation, Inc., a wholly owned subsidiary of Frontier Holdings, Inc., selected the company’s Head-up Guidance System (HGS®) for its fleet of Bombardier Q400 regional aircraft.
-
Singapore Airlines selected the Rockwell Collins SAT-2100 satellite communication system and HST-2110 high speed data transceiver to facilitate high speed data services to their newly installed Electronic Flight Bag System on board 58 currently in service Boeing 777 aircraft.

-
Cessna selected Rockwell Collins’ new next-generation digital cabin management system (CMS) for Cessna CJ4 aircraft. The new CMS, which is optimized to meet the size and weight constraints of the light to super-mid jet market, is high definition-capable and integrates a breadth of portable entertainment devices.

-
Gulfstream Aerospace selected Rockwell Collins to be its fleetwide Head-Up Guidance System (HGS®) supplier. Beginning in late 2008, the Rockwell Collins HGS-6000, an all new digital display featuring advanced active-matrix LCD technology, will be standard equipment on new Gulfstream G450 and G550 aircraft, and optional equipment on new G150, G200, G350 and G500 aircraft.

-
Hawker Beechcraft selected Rockwell Collins Pro Line 21 avionics, featuring three 8-inch by 10-inch active matrix LCD displays and the Rockwell Collins Integrated Flight Information System, for its King Air C90GT aircraft.

-
The Xian Aircraft Company selected Rockwell Collins to upgrade its MA60 aircraft with Pro Line 21 avionics, featuring five 8-inch by 10-inch active matrix liquid crystal displays and is designed to provide a new level of flight crew situational awareness, operational efficiency and dispatch reliability.

Several Rockwell Collins Commercial Systems products and systems achieved certification during the third quarter.

-
The Rockwell Collins Liquid Crystal Display (LCD) Head Up Guidance System (HGS®). This new system, the HGS-5860, will debut on the Dassault Aviation Falcon 7X bringing significant enhancements to business aviation. This represents the first certification of an LCD HGS for business aircraft.

-
The Rockwell Collins cabin management system for Dassault Aviation Falcon aircraft. The state-of-the art cabin management system, currently standard on the F7X and F900EX/DX and offered on the F2000EX/DX/LX, is the first all-digital system available on Dassault Aviation’s Falcon aircraft.

-
The Rockwell Collins model 5600 dual HGS on board Embraer 190 aircraft. The system was approved for Category III landing and low-visibility takeoff operation. Embraer’s launch customer for this system, JetBlue, will work over the next 12 to 15 months to gain approval to operate their E190 fleet in Category III conditions - runway visibility down to 600 feet and decision height down to 50 feet - improving schedule reliability and on-time performance.

-
The Rockwell Collins Pro Line 21 Integrated Display System (IDS) on a Piaggio 180 aircraft. This upgrade offers Piaggio 180 operators a path to larger informative LCD displays with new content - such as electronic charts and graphical weather available from the company’s Integrated Flight Information System.

Rockwell Collins reintroduced its eXchangeTM broadband connectivity offering that now features the ARINC SKYLinkSM network service. Under the terms to an agreement between the two companies that is subject to customary closing conditions, Rockwell Collins will supply airborne broadband hardware and after sales support, while ARINC SKYLink will provide the Ku-band satellite service. ARINC will continue to provide SKYLink system sales and support until the transition to Rockwell Collins eXchange hardware is completed.

The U.S. Army Communications-Electronics Life Cycle Management Command (C-E LCMC) selected Rockwell Collins to supply Global Positioning System (GPS) receivers for the Ground-Based GPS Receiver Application Module (GB-GRAM) program. GB-GRAM incorporates the Selective Availability Anti-Spoofing Module (SAASM) security device and fulfills a GPS Wing initiative to migrate to an open architecture system for ground-based embedded military applications. Under the GB-GRAM contract, Rockwell Collins is providing a low-cost, 12-channel Miniature Precision Lightweight GPS Receiver Engine SAASM (MPETM-S) as a small, lightweight, third-generation GPS receiver. The MPE-S offers geolocation and precise positioning capabilities for military navigation, tactical communications and battlefield computing requirements. Additional features include the ability to reprogram the unit in the field, dual frequencies, direct-Y acquisition and extended jamming protection. The five-year base contract and an additional five-year option represent a total potential contract value of more than $300 million.

Singapore Technologies Aerospace selected Rockwell Collins to provide an integrated avionics communication/navigation/surveillance and air traffic management (CNS/ATM) solution for 10 Singapore C-130 aircraft. The upgrade program for the Republic of Singapore Air Force will feature Rockwell Collins Flight2™ avionics. Flight2 avionics augments and enhances aircraft operational capabilities by providing an open systems architecture that ensures a seamless interface with multiple products, such as weather radar, guidance systems, and flight and situational awareness displays. Cockpit efficiency, safety and ease of use are improved, while the system provides a plug-and-play capability that allows for growth with evolving requirements. This award represents the latest in a number of successful CNS/ATM upgrade programs for Rockwell Collins, including the U.S. Air Force C/KC-135 GATM aircraft fleet upgrade and several other international C-130 programs.

Chinese Ministry of Foreign Affairs selected Rockwell Collins to provide High Frequency (HF) radios to enhance communication between the country’s embassies located throughout the world. Selected equipment included Rockwell Collins URG-III radios, a state-of-the-art family of HF communications equipment featuring full remote control, Automatic Link Establishment and high-speed, single-tone data transmission. Coupled with an HF contract award last year with the China Civil Aviation Administration, this award continues to broaden Rockwell Collins’ customer base in the region.

Rockwell Collins announced the introduction of its new Software Defined Radio (SDR) Software Communications Architecture Waveform Development System (SCA WDS). Made possible through a strategic relationship with PrismTech, the company will bundle its FlexNet Four Radio with PrismTech’s Spectra Software Defined Radio development products. This combination will allow international customers and SDR users to develop their own SCA-compliant waveforms, either new or legacy, on operationally ready FlexNet Four Radio hardware, outside a test or lab environment. This enhanced capability allows customers to significantly reduce transition time to port newly developed waveforms onto operational hardware as well as to customize their SDRs to host legacy or country-unique waveforms.

Data Link Solutions LLC and the MIDS JTRS Industry and Military Team successfully demonstrated Multifunctional Information Distribution System - Joint Tactical Radio System (MIDS JTRS) capabilities. The demonstration involved a MIDS-JTRS form-fit terminal interfacing with a legacy MIDS Low Volume Terminal (LVT) radio and a Tactical Air Navigation (TACAN) beacon simulator. MIDS JTRS provides an incremental path for migration to an SCA compliant architecture and adds three JTRS channels within the MIDS-LVT form factor while maintaining plug-and-play backward compatibility with the MIDS-LVT for Link 16 and TACAN capabilities. The three additional channels will provide the capability to run other advanced networking waveforms such as Tactical Targeting Network Technology, Wideband Networking Waveform, Soldier Radio Waveform, and Mobile User Objective System. Data Link Solutions, a BAE Systems / Rockwell Collins joint venture company, is currently developing design specifications and initial hardware for TTNT, and is expecting a contract award later this year to complete the design, integration, and qualification of this early networking waveform onto MIDS JTRS hardware. The initial host platforms for the new radio are the U.S. Navy F/A-18 and U.S. Air Force BACN.

Rockwell Collins announced the availability of a new offering, Engineering Services Solutions (ESS), that is now available for its commercial and government customers for a broad range of aircraft. With more than 30 candidate solutions currently available, ESS provides new capabilities and increased reliability to existing products, in addition to our proven maintenance and repair services. One notable example includes inserting newer RF technology into older generation radar products to improve performance as well as reduce part count, power consumption, operating temperature and maintenance complexity.

Rockwell Collins was selected to provide its EPX™-50 image generator as part of a visual systems upgrade for the Aviation Combined Arms Tactical Trainer (AVCATT) program. The EPX-50 image generator provides realistic scene fidelity, image quality and high performance using commercial-off-the-shelf computing technology. AVCATT is a mobile, transportable, virtual simulation training system designed to provide Army aviation the capability to conduct realistic, high intensity, task-loaded collective and combined arms training exercises and mission rehearsals.

Conference Call and Webcast Details:

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 1:00 p.m. Eastern Time on July 26, 2007. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through August 24, 2007.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events; the financial condition of our customers (including major U.S. airlines); the health of the global economy; rising interest rates; U.S. dollar significantly strengthens; worldwide recession; the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; systematic decline in U.S. defense spending; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact: Pam Tvrdy 319.295.0591 pjtvrdy@rockwellcollins.com	Investor Contact: Dan Crookshank 319.295.7575 investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2007	2006	2007	2006
Sales
Government Systems	$568	$499	$1,610	$1,485
Commercial Systems	545	465	1,579	1,317
Total sales	$1,113	$964	$3,189	$2,802

Segment operating earnings
Government Systems	$111	$99	$320	$292
Commercial Systems	119	100	355	264
Total segment operating earnings	230	199	675	556

Interest expense	(3)	(3)	(10)	(9)
Stock-based compensation	(4)	(4)	(13)	(13)
General corporate, net	(15)	(16)	(42)	(44)
Restructuring adjustment(1)	1	-	4	-
Earnings from corporate-level equity affiliate	-	1	-	2
Income before income taxes	209	177	614	492

Income tax provision(2)	(63)	(56)	(185)	(153)
Net income	$146	$121	$429	$339

Diluted earnings per share	$0.86	$0.70	$2.52	$1.93
Weighted average diluted shares outstanding	169.6	173.8	170.1	175.7

(1) The $1 million favorable restructuring adjustment in the third quarter of fiscal year 2007 and the $4 million favorable restructuring adjustment in the first nine months of fiscal year 2007 are principally due to lower than expected employee separation costs related to the business realignment and facility rationalization actions announced in the fourth quarter of fiscal year 2006.

(2) The company’s effective income tax rate for the third quarter of fiscal year 2007 was 30.1% compared to 31.6% for the third quarter of fiscal year 2006. The lower current year third quarter effective income tax rate is primarily due to the availability of federal research and development tax credits partially offset by the combination of the net negative impact of the repeal and replacement of the Extraterritorial Income Exclusion, which provides a tax benefit on export sales, and the higher current year taxable income. In addition, the effective income tax rates for the third quarter of fiscal year 2007 and fiscal year 2006 were both favorably impacted by discrete tax benefits related to the filing of prior year federal income tax returns. The company’s effective income tax rate for the first nine months of fiscal year 2007 of 30.1% includes the recognition in the first quarter of R&D tax credits attributable to the period from January 1, 2006 to September 30, 2006 due to the enactment of legislation that extended the availability of federal research and development tax credits with retroactive effect from January 1, 2006.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three and nine months ended June 30, 2007 and 2006 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2007	2006	2007	2006
Defense electronics	$375	$335	$1,089	$1,035
Defense communications	193	164	521	450
Air transport aviation electronics	303	251	861	716
Business and regional aviation electronics	242	214	718	601
Total	$1,113	$964	$3,189	$2,802

Original equipment	$274	$249	$783	$676
Aftermarket	271	216	796	641
Total Commercial Systems sales	$545	$465	$1,579	$1,317

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30,	Sept. 30,
	2007	2006
Assets
Cash and cash equivalents	$135	$144
Receivables	885	821
Inventories	867	727
Current deferred income taxes	176	168
Other current assets	59	67
Total current assets	2,122	1,927

Property	569	552
Goodwill and intangible assets	641	654
Other assets	213	145
Total assets	$3,545	$3,278

Liabilities and shareowners’ equity
Accounts payable	$344	$324
Compensation and benefits	292	268
Advance payments from customers	315	246
Product warranty costs	213	189
Income taxes payable	25	54
Other current liabilities	219	243
Total current liabilities	1,408	1,324

Long-term debt	219	245
Retirement benefits	403	421
Other liabilities	92	82

Shareowners' equity	1,423	1,206
Total liabilities and shareowners’ equity	$3,545	$3,278

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Nine Months Ended
	June 30
	2007	2006
Operating Activities:

Net income	$429	$339
Adjustments to arrive at cash provided by operating activities:
Depreciation	71	62
Amortization of intangible assets	16	14
Stock-based compensation	13	13
Compensation and benefits paid in common stock	42	37
Tax benefit from the exercise of stock options	29	26
Excess tax benefit from stock-based compensation	(29)	(26)
Deferred income taxes	3	3
Pension plan contributions	(85)	(60)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(106)	(44)
Inventories	(163)	(66)
Accounts payable	22	(27)
Advance payments from customers	70	31
Compensation and benefits	24	(30)
Income taxes	(27)	(7)
Other assets and liabilities	(11)	48
Cash Provided by Operating Activities	298	313

Investing Activities:

Property additions	(86)	(104)
Acquisition of intangible assets	(3)	-
Acquisition of businesses, net of cash acquired	5	(71)
Proceeds from settlement of discontinued license agreement	14	-
Other	(1)	-
Cash Used for Investing Activities	(71)	(175)

Financing Activities:

Purchases of treasury stock	(222)	(236)
Cash dividends	(81)	(69)
Decrease in long-term borrowings	(27)	-
Proceeds from exercise of stock options	56	69
Excess tax benefit from stock-based compensation	29	26
Proceeds from issuance of long-term debt	-	46
Increase in short-term borrowings	4	-
Cash Used for Financing Activities	(241)	(164)

Effect of exchange rate changes on cash and cash equivalents	5	2

Net Change in Cash and Cash Equivalents	(9)	(24)

Cash and Cash Equivalents at Beginning of Period	144	145
Cash and Cash Equivalents at End of Period	$135	$121

# # #